EXHIBIT 99.1

FOR IMMEDIATE RELEASE - November 1, 2005
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Stockton, California

"Service 1st Bancorp Reports 39% Growth"

November 1, 2005

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent company for Service 1st Bank, today announced record growth for the quarter ending September 30, 2005.

At September 30, 2005 total assets were $177,827,848 as compared to $127,921,587 as of September 30, 2004. This represents a gain of 39%. Total deposits grew to $161,043,079 for a 37% growth and net loans increased 15% to end at $75,401,414.

Deposit growth was characterized by a 112% increase in non-interest bearing demand deposits.

Net interest income for the nine months ending September 30, 2005 increased
28.8%.

Net income before income tax was $1,189,660 versus $802,909 for September 30, 2005 and 2004 respectively. During 2005, the Company accrued income tax expense of $234,996 for the nine months ended September 30, 2005 compared to a tax credit of $250,000 in 2004. Net income after income tax for the Company for the nine months ended September 30, 2005 was $954,644 compared to $1,052,909 for the same period in 2004. Fully diluted earnings per share for the nine months ended September 30, 2005 was $.38 compared to $.58 for 2004.

"We are pleased with our growth in deposits, most especially in non-interest bearing demand deposits." said John O. Brooks, Chairman and CEO. "This has contributed to the increase in our net interest income; however, more effort needs to be extended to the growth of our loan portfolio."

"The Bank has recently been approved to open a new branch in Lodi, CA which is expected to enhance our growth rate as we have several shareholders and customers from Lodi," said Mr. Brooks.

The Company's primary subsidiary, Service 1st Bank, was founded in November 1999 and currently operates two full service branches in Stockton and Tracy with the third scheduled in Lodi by spring of 2006. There is also a loan production office in Castro Valley. Additionally, an administrative office is being constructed in Tracy to accommodate Holding Company personnel.

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Any inquiries may be directed to:

Robert Bloch at (209) 820-7923 / rbloch@service1stbank.com or Bryan Hyzdu at
(209) 993-2202 / bhyzdu@service1stbank.com


                           Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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